AMERICAN FINANCIAL

REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES

AGREEMENT TO ACQUIRE STATE STREET FINANCIAL CENTER,

A 1.05 MILLION SQUARE FOOT BANK-OCCUPIED OFFICE BUILDING

IN BOSTON, MASSACHUSETTS

JENKINTOWN, Pa., February 2, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has signed an agreement with Kingston Bedford Joint Venture LLC, a partnership comprised of The State Teachers Retirement System of Ohio, Morgan Stanley Real Estate Funds, The Gale Company and Columbia Plaza Associates to acquire State Street Financial Center. This property is a newly developed, 1.05 million square foot premier office building in Boston, Massachusetts, which is 100% leased and occupied by State Street Corporation under a 20-year lease with a total net lease value of over $1.0 billion. As owner of the building the Company will receive additional rent from the operations of the parking garage. The acquisition, at a purchase price of approximately $705 million and is scheduled to close within two weeks. Following the closing, the Company intends to host an investor call to review the material terms regarding this transaction.

State Street Financial Center is a 36-story, Class A+ office building centrally located in Boston’s Financial District, just one block from Boston’s South Station. It features approximately 1.05 million square foot of office space, including two 75,000 square foot state-of-the-art trading floors, and will serve as the headquarters for State Street Corporation, an AA-/Aa3 rated global financial services firm. The property also includes a below-grade, 900-space parking garage.

The Company will finance the acquisition with available cash and a 20-year secured, fixed rate loan in excess of $500 million with an interest rate of approximately 5.65% to 5.8%. This is due to the extremely high quality of the building and the superior credit quality of the State Street Corporation.

Commenting on the acquisition of State Street Financial Center, Nicholas S. Schorsch, the Company’s president and chief executive officer, said, “This transaction encompasses all of the

1725 THE FAIRWAY, JENKINTOWN, PA 19046 T: (215) 887-2280 F: (215) 887-2585 WW.AFRT.COM

key elements of our business strategy: high quality real estate, superior credit tenancy on a long term lease and low cost, fixed rate leverage. We are exceptionally pleased to be adding this great asset to our portfolio.”

Mr. Schorsch added, “The acquisition also accomplishes several other strategic goals; it further diversifies our tenant base, while enhancing its overall credit quality; it adds a large, fully-leased asset to our cash flow stream, thereby permitting us to pursue acquisitions of other real estate portfolios, including bank branch portfolios, which may include some vacancy; and, finally, it deploys a portion of our available cash on a basis which is significantly accretive to FFO and AFFO per share.”

Lewis S. Ranieri, chairman of the Company, said, “This acquisition is an excellent fit for AFR. The property is an outstanding asset in a major East Coast market, leased long term to an international financial institution. Leverage for the acquisition is fixed rate and long term, consistent with our conservative financing policy. Strategically, the transaction establishes yet another relationship between AFR and the banking community, and builds on the Company’s niche as the ‘landlord of choice’ for credit tenants in banking, brokerage and finance.”

The Seller was represented in this transaction by Morgan Stanley.

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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1725 THE FAIRWAY, JENKINTOWN, PA 19046 T: (215) 887-2280 F: (215) 887-2585 WW.AFRT.COM